UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]           Preliminary Proxy Statement
[   ]           Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]           Definitive Proxy Statement
[X]           Definitive Additional Materials
[   ]           Soliciting Material Pursuant to §240.14a-12

Fiduciary/Claymore MLP Opportunity Fund

(Name of Registrant As Specified in its Agreement and Declaration of Trust)

Payment of Filing Fee (Check the appropriate box):

[ X]           No Fee Required
[    ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
[    ]           Fee paid previously with preliminary materials.
[ ]
   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Fiduciary/Claymore MLP Opportunity Fund

Important Information for Shareholders

The following updates and supplements certain information contained in the proxy statement (“Proxy Statement”) furnished to the shareholders of Fiduciary/Claymore MLP Opportunity Fund (“FMO” or the “Fund”) in connection with the solicitation by the Board of Trustees (the “Board”) of the Fund of proxies to be voted at the annual meeting of shareholders of the Fund to be held on Thursday, April 3, 2014, and any adjournment, postponement or delay thereof (the “Annual Meeting”).

The following chart restates the information with respect to FMO set forth on Annex A to the Proxy Statement. Certain Audit Fees related to the preparation of consents and comfort letters by FMO’s independent registered public accounting firm were incorrectly classified as Non-Audit Fees—Other on Annex A.

FMO Audit and Other Fees

		Non-Audit Fees
Fiscal Year Ended	Audit Fees	Audit Related	Tax	Other	Total Non-Audit	Total
11/30/2013	$85,000	$0	$39,000	$71,000	$110,000	$195,000
11/30/2012	$83,100	$0	$12,000	$25,700	$37,700	$120,800

For the Fiscal Year ended November 30, 2013, Non-Audit Fees—Other relate to services provided by FMO’s independent registered public accounting firm in connection with an analysis of FMO's proper state of domicile and assumptions regarding state tax rates to which FMO will be subject. These special non-routine services and corresponding fees are not expected to recur in future fiscal years. Aggregate fees billed for these services by FMO’s independent registered public accounting firm were $71,000 for the fiscal year ended November 30, 2013. Total Non-Audit Fees, less such fees billed in connection with the non-routine services described above, would have been $39,000 for the fiscal year ended November 30, 2013.

For the Fiscal Year ended November 30, 2012, Non-Audit Fees—Other relate to services provided by FMO’s independent registered public accounting firm in connection with an audit of FMO by a state tax agency.

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THE BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH PROPOSAL
LISTED IN THE PROXY STATEMENT

It is important that your shares be represented at the Annual Meeting in person or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign, date, and return the enclosed proxy card in the postage-paid envelope provided or vote via telephone or the Internet pursuant to the instructions on the enclosed proxy card so you will be represented at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, you will be able to do so and your vote at the Annual Meeting will revoke any proxy you may have submitted. Merely attending the Annual Meeting, however, will not revoke any previously submitted proxy.